Exhibit 3.1


                           Articles of Incorporation

                                       of

                              DTR-Med Pharma Corp.


     The undersigned, being of full age, for the purpose of organizing a corporation under the Nevada Revised Statutes, Chapter 78, and acts amendatory thereto, does hereby adopt, sign and acknowledge the following Articles of Incorporation.

                                    ARTICLE I

                                      Name

     The name of the corporation shall be DTR-Med Pharma Corp.

                                   ARTICLE II

                                Registered Agent

     The name and address of the corporation's registered agent in the state of Nevada is Corporation Trust Company of Nevada, 6100 Neil Road, Suite 500, Reno, Nevada 89511.

                                   ARTICLE III

                                Authorized Shares

     The corporation shall have the authority to issue an aggregate of 100,000,000 shares which shall be common voting shares having a par value of $0.001 per share, and 5,000,000 undesignated shares having a par value of $0.01 per share. The Board of Directors may, from time to time, proscribe by resolution different classes or series of the undesignated shares, the number of shares of each such class or series within the limit of the authorized undesignated shares, and the voting powers, designations, rights, preferences, limitations, restrictions and relative rights of said shares in each such class or series.

                                   ARTICLE IV

                               Board of Directors

     The first board of directors of the corporation shall consist of three persons whose names and addresses are as follows:


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     Name                                        Address

     John P. Hupp                                4708 Bryan Ave. So.
                                                 Minneapolis, MN  55439

     Roger W. Schnobrich                         222 So. Ninth St., Suite 3100
                                                 Minneapolis, MN  55402

     Peter L. Hauser                             701 Xenia Ave. So., Suite 100
                                                 Golden Valley, MN 55416

The number of directors of the corporation shall not be less than one or more than nine, such number to be determined as provided in the corporation's bylaws.

                                    ARTICLE V

                             Limitation of Liability

     No director or officer of the corporation shall be liable to the corporation or any of its stockholders for damages for breach of his or her fiduciary duty as a director or officer, except for:

          a. acts or omissions by such director or officer which involve intentional misconduct, fraud or a knowing violation of law, or

          b. the payment of any distribution to any stockholder of the corporation in violation of, and as provided under, Section
               78.300 of the Nevada, Revised Statutes.

                                   ARTICLE VI

                       Restrictions on Transfer of Shares

     No shares of the corporation's outstanding capital stock may be sold, transferred or assigned without the written approval of the corporation until the earlier of May 1, 2003 or the 90th day following the date upon which the common shares of the corporation are registered under Section 12(g) of the federal Securities Exchange Act of 1934.

                                   ARTICLE VII

                                  Incorporator

     The name and address of the sole incorporator of the corporation is Roger
H. Frommelt, 601 Second Avenue South, Suite 4200, Minneapolis, Minnesota 55402.


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     Executed by the below named incorporator on January 23, 2001.



                                                   /s/ Roger H. Frommelt
                                                  ------------------------------
                                                  Roger H. Frommelt